                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   _________________________________________

                                   FORM 8-K
                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) January 26, 1999

                              WHIRLPOOL CORPORATION
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             (Exact name of registrant as specified in its charter)


          Delaware                         1-3932               38-1490038
----------------------------          ----------------       -------------------
(State or other jurisdiction          (Commission File       (I.R.S. Employer
     of incorporation)                    Number)            Identification No.)



     2000 M63 North, Benton Harbor, Michigan              49022-2692
     ----------------------------------------------------------------------
        (Address of principal executive officers)         (Zip Code)


                                     (616)-923-5000
                    --------------------------------------------------
                    Registrant's telephone number, including area code
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5.   Other Events

     On January 26, 1999 the registrant reported fourth-quarter and full-year earnings for 1998. The registrant's reported fourth-quarter earnings from continuing operations were $83 million, or $1.09 per diluted share, up 30 percent from fourth quarter 1997 earnings of $64 million, or 85 cents per diluted share, excluding restructuring and non-recurring charges. Net earnings for the fourth quarter were $83 million, or $1.09 per diluted share versus reported net earnings of $92 million, or $1.22 per diluted share for the 1997 quarter.

     The registrant reported that full-year 1998 earnings from continuing operations were $310 million, or $4.06 per diluted share, up 37 percent from $226 million, or $2.99 per diluted share for the 1997 period, excluding restructuring and non-recurring charges. Full-year 1998 net earnings were $325 million, or $4.25 per diluted share, versus a reported net loss of $15 million, or 20 cents per diluted share in 1997.

     The registrant reported that it currently expected full-year 1999 net earnings to increase between 5% and 10% from 1998 net earnings. The registrant advised that it currently expected first quarter 1999 net earnings could be adversely affected by the Brazilian currency devaluation against the U.S. Dollar. The registrant currently anticipates that its first-quarter 1999 net earnings may decline by one and one-half cents per diluted share for each one percent of devaluation in the Brazilian currency. However, the registrant announced that it is continuing to aggressively pursue action to improve its operating performance in the Latin American region.



Item 7.   Financial Statements and Exhibits

     Copy of press release dated January 26, 1999 regarding the registrant's earnings for the fourth-quarter and full-year 1998.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 WHIRLPOOL CORPORATION
                                 Registrant



Date: January 29, 1999           By:   /s/  Robert T. Kenagy
                                       ----------------------------------------
                                 Name:      Robert T. Kenagy
                                 Title:     Associate General Counsel and
                                            Secretary